Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Fourth Quarter and Year Ended December 31, 2021

Chicago, IL, March 31, 2022 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended December 31, 2021.

“2021 was a transformative year for Professional Diversity Network, Inc. We enhanced the quality of our business lines with the addition of RemoteMore USA,” said Adam He, CEO of Professional Diversity Network, Inc. “Our PDN Network remains a leader in diversity recruitment and inclusion initiatives, showing positive earnings (before interest, taxes, depreciation, and amortization) in consecutive quarters for the first time in the last five years. The change in business strategy in our IAW (NAPW) Network has shown positive traction throughout the year as compared to previous years. We have also strengthened our internal controls through changes in technology and personnel, remediating the material weakness issues from 2020. As we look forward to 2022, we are focused on capitalizing on growth opportunities and maximizing our return on organic operations.

In the first quarter of 2022, we implemented a share repurchase program. This investment reflects our confidence in the Company’s operating fundamentals and growth prospects. We believe that this stock repurchase program demonstrates our continued commitment to deliver long-term shareholder value.”

Fourth Quarter Financial Highlights:

●	Total consolidated revenues for the three months ended December 31, 2021, increased approximately $0.3 million or 21 percent as compared to the same period in the prior year. PDN Network segment revenues increased less than $0.1 million, or 4 percent compared to revenues during the same period in the prior year. Revenues for the three months ended December 31, 2021, from the NAPW segment decreased less than approximately $0.1 million, or 24 percent as compared to the same period in the prior year. Revenues for RemoteMore USA during for the three months ended December 31, 2021, were approximately $0.3 million for which there was no comparable activity in the same period of the prior year.

●	In the fourth quarter of fiscal 2020, we recorded approximately $0.7 million as Other Income relating to the Paycheck Protection Program (“PPP”) loan forgiveness we received from the Small Business Administration. There was no comparable transaction in 2021.

●	Basic and diluted net loss per share decreased by $0.08, from a net loss per share of $0.01 during the three months ended December 31, 2020, as compared to a net loss per share of $0.09 during the three months ended December 31, 2021.

●	On December 31, 2021, cash balances were approximately $3.4 million as compared to $2.1 million on December 31, 2020. Working capital on December 31, 2021, was approximately $0.4 million as compared to a working capital deficiency of $1.2 million on December 31, 2020.

Financial Results for the Three Months Ended December 31, 2021

Revenues

Total revenues for the three months ended December 31, 2021, increased approximately $253,000, or 21 percent to approximately $1,471,000 from approximately $1,218,000 during the same period in the prior year. The increase was predominately attributable to approximately $284,000 in revenues associated with RemoteMore for which there was no comparable revenues in the same period of the prior year. Also contributing to the increase was approximately $59,000 related to recruitment services revenues from the PDN network in the current period, partially offset by an approximate $69,000 decrease in legacy membership fees and related services revenues related to the NAPW network, as compared to the same period in the prior year.

During the three months ended December 31, 2021, our PDN Network generated approximately $952,000 in revenues compared to approximately $893,000 in revenues during the three months ended December 31, 2020, an increase of approximately $59,000 or 7 percent.

During the three months ended December 31, 2021, revenues associated with our NAPW network were approximately $220,000, compared to revenues of approximately $291,000 during the same period in the prior year, a decrease of approximately $71,000 or 24 percent.

During the three months ended December 31, 2021, revenues associated with RemoteMore were approximately $284,000 and there were no revenues in the comparable period.

Costs and Expenses

Cost of revenues during the three months ended December 31, 2021, was approximately $656,000, an increase of approximately $418,000 or 176 percent from approximately $238,000 during the same period of the prior year. The increase was predominately due to approximately $287,000 of contractor expenses related to RemoteMore for which there were no comparable charges in the same period of the prior year, and approximately $131,000 directly related to increased revenues.

General and administrative expenses increased by approximately $188,000, or 17 percent, to approximately $1,320,000 during the three months ended December 31, 2021, as compared to the same period in the prior year. The increase, as compared to the same period in the prior year, was primarily a result of expenses related to RemoteMore of approximately $98,000, for which there were no comparable charges in the prior year, $47,000 related to litigation settlement reserves, $34,000 related to bad debt expense, and $62,000 of other purchased services.

Depreciation and amortization expenses increased by approximately $265,000, or 834 percent, to approximately $297,000 during the three months ended December 31, 2021, as compared to the same period in the prior year. The increase was predominately due to amortization of intangible assets related to RemoteMore of approximately $270,000 for which there were no comparable charges in the same period of the prior year.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended December 31, 2021, we incurred a net loss of approximately $1,427,000 from continuing operations, a decrease of approximately $1,386,000, compared to a net loss of approximately $41,000 during the three months ended December 31, 2020.

Financial Results for the Year Ended December 31, 2021

Fiscal Year Financial Highlights:

●	Total consolidated revenues for the year ended December 31, 2021, increased approximately $1.6 million or 37 percent as compared to the same period in the prior year. PDN Network segment revenues increased $1.7 million, or 57 percent compared to revenues during the same period in the prior year. Revenues for the year ended December 31, 2021, from the NAPW segment decreased approximately $0.4 million, or 27 percent as compared to the same period in the prior year. Revenues for RemoteMore USA for the year ended December 31, 2021, were approximately $0.3 million for which there was no comparable activity in the same period of the prior year.

●	In the fourth quarter of fiscal 2020, we recorded approximately $0.7 million as Other Income relating to the Paycheck Protection Program (“PPP”) loan forgiveness we received from the Small Business Administration. There was no comparable transaction in 2021.

●	Basic and diluted net loss per share increased by $0.19, from a net loss per share of $0.39 during the year ended December 31, 2020, as compared to a net loss per share of $0.20 during the year ended December 31, 2021.

●	During fiscal 2021, we entered into a private placement with Ms. Yiran Gu, in which the Company sold 500,000 shares of its common stock at a price per share of $2.00 for gross proceeds of $1,000,000 and we closed a registered direct offering, pursuant to which certain institutional accredited investors purchased 1,470,588 shares of the Company’s common stock at a per share price equal to $1.70 for gross proceeds of $2,499,999.60.

●	In fiscal 2021 The largest shareholder of the Company, CFL, entered into two stock transfer agreements with the Company and an existing shareholder to purchase 1,700,504 shares of its common stock. CFL beneficially holds shares of the Company’s outstanding Common Stock equal to approximately 32% upon closing of both transactions.

Revenues

Total revenues increased approximately $1,642,000, or 37%, from $4,457,000 for the year ended December 31, 2020 to approximately $6,099,000 for the year ended December 31, 2021. The increase in revenues was primarily attributable to an approximately $ 1,685,000, or 57%, increase in recruitment service revenues from the PDN Network and to a lesser extent, approximately $302,000 related to contract revenue from RemoteMore for which there was no comparable activity in the prior year, partially offset by approximately $366,000, or 27%, decline in membership fees and related services related to the NAPW Network.

During the year ended December 31, 2021, our PDN Network generated approximately $4,810,000 in revenues compared to $3,106,000 in revenues during the year ended December 31, 2020, an increase of approximately $1,704,000 or 55%. The increase in revenues was primarily due to new sales collaborations, higher new client acquisitions and a significant increase in diversity recruitment initiatives by our clients resulting in approximately a $1,406,000 increase in corporate sales over the same period in the prior year. Also contributing to the increase was continued improvements in our e-commerce platform resulting in an approximate $239,000 increase over the same period in the prior year. Event and partner sales revenue combined for an increase of approximately $56,000 over the same period in the prior year.

During the year ended December 31, 2021, NAPW Network revenues were approximately $986,000, compared to revenues of $1,351,000 during the year ended December 31, 2020, a decrease of approximately $365,000 or 27%. The decrease in revenues was primarily due to an approximate $372,000 decrease in legacy membership and the continued effects of COVID-19 causing new membership enrollment to decline throughout 2021, as compared to the same period in the prior year. Retention rates for new members that have enrolled in 2021 has increased as compared to the same period in prior year. We believe that the membership services that we provide to our customers turned into a discretionary spending item during 2021 and the services that we provide were postponed by the consumer as a result of the financial and economic impact of COVID-19.

During the year ended December 31, 2021, RemoteMore revenue was approximately $302,000, for which there was no comparable revenue in the prior year.

Costs and Expenses

Cost of revenues during the year ended December 31, 2021, was approximately $1,524,000, an increase of approximately $737,000, or 93.6 percent, from approximately $787,000 during the same period in the prior year. The increase is predominately a result of approximately $272,000 of costs directly related to driving increased revenues, contractor costs of approximately, $287,000 related to RemoteMore, for which there were no comparable costs in the prior year, and approximately $177,000 related to payroll related costs.

General and administrative expenses decreased by approximately $1,806,000, or 28 percent, to approximately $4,623,000 during the year ended December 31, 2021, as compared to the same period in the prior year. The decrease is predominately associated with decreased litigation settlement costs of approximately $1,821,000. Also contributing to the decrease were reductions of insurance costs of approximately $152,000, bad debt expense of approximately $44,000, and property rent costs of approximately $109,000. Partially offsetting the general and administrative expense decrease were increases of approximately $104,000 in miscellaneous state taxes, approximately $73,000 in payroll related costs, and approximately $114,000 in other related costs.

Depreciation and amortization expenses increased by approximately $215,000, to approximately $385,000 during the year ended December 31, 2021, as compared to the prior year. This is predominately due to $270,000 of amortization related to RemoteMore, for which there is no comparable activity in 2020. Partially offsetting the increase was a reduction in amortization related to capitalized technology of approximately $41,000.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the year ended December 31, 2021, we incurred a net loss of approximately $2,861,000 from continuing operations, a decrease in the net loss of approximately $1,296,000 or 31% from a net loss of $4,158,000 for the year ended December 31, 2020.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	December 31, 2021	December 31, 2020
Current Assets:
Cash and cash equivalents	$3,403	$2,118
Other current assets	2,194	1,403
Total current assets	$5,597	$3,521
Long-term assets	3,388	5,152
Total Assets	$8,985	$8,673

Total current liabilities	$5,180	$4,677
Total long-term liabilities	697	650
Total liabilities	$5,877	$5,327

Total Professional Diversity Network, Inc. stockholders’ equity	2,791	3,346
Total stockholders’ equity – noncontrolling interests	317	-
Total liabilities and stockholders’ equity	$8,985	$8,673

Summary of Financial Operations

	Year Ended December 31,		Change	Change
	2021	2020	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$985	$1,351	$(366)	(27.1)%
Recruitment services	4,647	2,962	1,685	56.9%
Software Development	303	-	303	100.0%
Consumer advertising and marketing solutions	164	144	20	13.9%
Total revenues	$6,099	$4,457	$1,642	36.8%

Cost and expenses:
Cost of revenues	$1,524	$787	$737	93.6%
Sales and marketing	2,457	1,915	542	28.3%
General and administrative	4,623	6,429	(1,806)	(28.1)%
Depreciation and amortization	385	170	215	126.5%
Total pre-tax cost and expenses:	$8,989	$9,301	$(312)	(3.4)%

Loss from continuing operations, net of tax	$(2,861)	$(4,158)	$1,297	31.2%

Basic and diluted loss per share:
Continuing operations	$(0.20)	$(0.39)

Weighted average shares outstanding:
Basic and diluted	14,443,478	11,276,228

	Three Months Ended December 31,		Change	Change
	2021	2020	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$220	$291	$(71)	(24.4)%
Recruitment services	952	893	59	6.6%
Software Development	303	-	303	100.0%
Consumer advertising and marketing solutions	15	34	(19)	(55.9)%
Total revenues	$1,471	$1,218	$253	20.8%

Cost and expenses:
Cost of revenues	$656	$238	$418	175.6%
Sales and marketing	631	511	120	23.5%
General and administrative	1,320	1,132	188	16.6%
Depreciation and amortization	297	32	265	828.1%
Total pre-tax cost and expenses:	$2,904	$1,913	$991	51.8%

Loss from continuing operations, net of tax	$(1,427)	$(41)	$(1,386)	(3,380.5)%

Basic and diluted loss per share:
Continuing operations	$(0.09)	$(0.01)

Weighted average shares outstanding:
Basic and diluted	16,236,985	12,819,843

Summary of Cash Flows from Continued Operations
	Year Ended December 31,
	2021	2020
Cash (used in) provided by continued operations
Operating activities	$(1,841)	$(3,338)
Investing activities	(1,288)	(65)
Financing activities	4,445	4,928
Net increase in cash and cash equivalents from continued operations	$1,316	$1,525

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following table provides a reconciliation of net loss from continuing operations to Adjusted EBITDA for the three and nine months ended September 30, 2021 and 2020, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended December 31,
	2021	2020
	(in thousands)
Loss from Continuing Operations	$(1,516)	$(954)
Stock-based compensation	325	223
Litigation settlement reserve	-	766
Loss attributable to noncontrolling interest	193	-
Depreciation and amortization	326	70
Interest and other income	(6)	(646)
Income tax expense (benefit)	(4)	(17)
Adjusted EBITDA	$(581)	$(558)

	Year Ended December 31,
	2021	2020
	(in thousands)
Loss from Continuing Operations	$(2,861)	$(4,158)
Stock-based compensation	634	620
Litigation settlement reserve	175	1,475
Loss attributable to noncontrolling interest	193	-
Depreciation and amortization	385	170
Interest and other income	(8)	(652)
Income tax benefit	(22)	(35)
Adjusted EBITDA	$(1,504)	$(2,580)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ+ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released August 16, 2021